CARILLON FUND, INC.

ARTICLES OF AMEN DMENT

CARILLON FUND, INC., a Maryland corporation having its principal office in the State of Maryland at 300 E. Lombard Street, Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is amended to change the name of the Corporation by amending Article Second of the Articles of Incorporation to read:

SECOND: The name of the corporation (which is hereinafter called "the corporation") is Summit Mutual Funds, Inc.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to

. a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

IN WITNESS WHEREOF, Carillon Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of February 25, 2000, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the  best of  their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:

CARILLON FUND, INC.

By: /s/ John M. Lucas

By: /s/ John F. Labmeier

John M. Lucas

 John F. Labmeier

Assistant Secretary

 Vice President